Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Fourth Quarter and Full Year 2011 Results

DALLAS – February 21, 2012 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the fourth quarter and year ended December 31, 2011. The quarter and full year results were reported in EFH’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) this morning.

“Our company delivered a solid year of operational and financial performance in 2011, while dealing with severe winter and summer weather” said John Young, CEO, EFH. “We had solid performance from our generation fleet, improved customer care in retail markets, and made significant progress in improving our balance sheet. Providing safe and reliable power to customers in a growing Texas will remain our focus in 2012.”

Fourth Quarter GAAP Results

For the fourth quarter 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $136 million compared to reported consolidated net income of $161 million for the fourth quarter 2010. The fourth quarter 2011 net loss included (all after tax) $196 million in commodity-related unrealized mark-to-market net gains largely related to positions in EFH’s natural gas hedging program, $44 million in unrealized mark-to-market net gains on interest rate swaps that hedge EFH’s variable-rate interest expense, an $18 million net reversal of accruals related to the Environmental Protection Agency’s (EPA) Cross State Air Pollution Rule (CSAPR) recorded in the third quarter, and $17 million in debt extinguishment gains resulting from fourth quarter 2011 debt repurchases. These items were partially offset by a $4 million inventory write-off at Oncor.

The fourth quarter 2010 reported consolidated net income (in accordance with GAAP) included (all after tax) $417 million in debt extinguishment gains resulting from fourth quarter 2010 debt exchanges and repurchases, $218 million in unrealized mark-to-market net gains on interest rate swaps, and a $75 million gain on the termination of a long-term power sales contract. These items were partially offset by $254 million in commodity-related unrealized mark-to-market net losses largely related to EFH’s natural gas hedging program.

Fourth Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the fourth quarter 2011 totaled a net loss of $407 million compared to a net loss of $295 million for the fourth quarter 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the fourth quarter 2011 and 2010, see Tables A1 and A2.

Fourth quarter 2011 adjusted (non-GAAP) operating results from the competitive business declined $130 million (after tax) as compared to fourth quarter 2010. The decrease reflected (all after tax) a $21 million decline in contribution margin driven by lower retail volumes and commodity hedging partially offset by effects of weather and favorable results from asset management activities, lower production from nuclear generation units due to a planned outage, and lower production from the legacy generation units reflecting unplanned outages, partially offset by lower amortization of intangibles arising from purchase accounting and incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove. Other factors contributing to the lower operating results included a $62 million increase in interest expense driven by higher average rates and amortization of debt issuance and amendment costs, a $26 million increase in operating costs primarily related to the nuclear generation unit planned refueling outage, and a $12 million increase in SG&A reflecting employee related expenses and information technology costs.

Fourth quarter 2011 adjusted (non-GAAP) operating results related to the regulated business increased $18 million (after tax) as compared to fourth quarter 2010. The results reflected (all after tax) $43 million in higher revenues from transmission rate and distribution tariff increases, including Advanced Meter Systems (AMS) surcharges and growth in points of delivery and a $9 million increase in revenues from higher consumption primarily due to effects of weather. These factors were partially offset by $14 million in higher transmission fees, $11 million in higher operations and maintenance expense, $8 million in higher depreciation reflecting infrastructure investment, and $5 million in higher net interest expense.

Full Year GAAP Results

For the twelve months ended (full year) December 31, 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $1,913 million compared to a reported consolidated net loss of $2,812 million for full year 2010. The full year 2011 reported net loss included (all after tax) $528 million in unrealized mark-to-market net losses on interest rate swaps that hedge our variable-rate interest expense, $304 million write-off for emission allowances that were in excess under the CSAPR, $64 million in third-party financing fees and $13 million in state income tax charges, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011, and a $4 million inventory write-off at Oncor. These items were partially offset by $37 million in commodity-related unrealized mark-to-market net gains, a $33 million debt extinguishment gain resulting from debt exchanges and repurchases and a $14 million gain related to a counterparty bankruptcy settlement.

The full year 2010 reported consolidated net loss (in accordance with GAAP) included a noncash goodwill impairment charge of $4,100 million in the third quarter 2010, $134 million in unrealized mark-to-market net losses on interest rate swaps, and an $8 million federal income tax charge related to health care legislation enacted in 2010, partially offset by $1,168 million in debt extinguishment gains resulting from debt exchanges and repurchases, $786 million in commodity-related unrealized mark-to-market net gains, a $146 million reduction of income tax expense due to the expected resolution of an IRS tax audit, and a $75 million gain on termination of a long-term power sales contract. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

Full Year Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the full year 2011 totaled a net loss of $1,084 million compared to a net loss of $745 million for the full year 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for full year 2011 and 2010, see Tables A3 and A4.

Full year 2011 adjusted (non-GAAP) operating results from the competitive business declined $352 million (after tax) as compared to full year 2010. The decrease reflected (all after tax) a $133 million decline in contribution margin driven by lower retail volumes and commodity hedging partially offset by effects of weather and favorable results from asset management, lower production from nuclear units primarily due to planned outages and lower production from legacy coal-fueled generation units primarily driven by planned outages, higher fuel expense at the legacy generation units (primarily due to increased costs of purchased coal and related transportation), and a severe winter weather event that resulted in the unavailability of certain of our generation units in February 2011.

Factors favorably impacting contribution margin include incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove and lower amortization of intangible assets arising from purchase accounting.

Other factors contributing to the lower competitive business results included $93 million in higher interest expense driven by higher average rates and amortization of debt issuance and amendment costs, $57 million in higher operating costs reflecting the nuclear generation planned refueling outages, higher operating expenses associated with the three new lignite-fueled generation units, and higher environmental expenses, $52 million in gains in 2010 on asset sales, a $31 million increase in depreciation and amortization driven by the three new lignite-fueled generation units as well as ongoing investment in the legacy generation units, and $27 million in higher SG&A reflecting employee related expenses and information technology costs. These items were partially offset by $33 million in lower retail bad debt expense reflecting improved collections and customer mix.

Full year 2011 adjusted (non-GAAP) operating results related to the regulated business improved $13 million as compared to full year 2010. The results reflected (all after tax) $103 million in higher revenues from transmission rate and distribution tariff increases, including Advanced Metering System surcharges and growth in points of delivery and a $41 million increase in revenues from higher consumption primarily due to effects of weather. These drivers were partially offset by $29 million in higher depreciation reflecting infrastructure investment, $29 million in higher transmission fees, $22 million in higher operations and maintenance expense, $13 million in lower revenues from transmission cost recovery charges, $12 million in higher net interest expense, and $10 million in higher taxes (other than income) reflecting a franchise tax settlement.

Natural Gas Hedging Program

The EFH natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas related financial instruments. As of December 31, 2011, these subsidiaries have sold forward approximately 700 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 82,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 22% of the positions in the natural gas hedging program at December 31, 2011, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the natural gas hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 86%, 58% and 31% of the price exposure, on a natural gas equivalent basis, related to TCEH’s expected generation output for 2012, 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect currently governing Clean Air Interstate Rule (CAIR) regulations and do not include the potential impacts of CSAPR.

Based on the size of the hedging program at December 31, 2011, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $700 million in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the hedging program totaled $280 million for fourth quarter 2011, reflecting lower natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices.

However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $3,124 million and $3,143 million at December 31, 2011 and December 31, 2010, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-K on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its fourth quarter and full year 2011 results with its investors on Tuesday, February 21, 2012 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 42171440. The teleconference will be webcast live in the Investor Relations section on EFH’s website. An audio replay of this conference will be available until March 6th, 2012, via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s natural gas hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under EFH’s natural gas hedging program.

-END-

Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results Fourth Quarter 2011; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,368	1 [a]	1,369
Fuel, purchased power costs and delivery fees	(670)	(6)[a]	(676)
Net gain from commodity hedging and trading activities	645	(300)[a]	345
Operating costs	(254)	—	(254)
Depreciation and amortization	(381)	22 [b]	(359)
Selling, general and administrative expenses	(204)	—	(204)
Franchise and revenue-based taxes	(31)	—	(31)
Other income	34	(26)[c]	8
Other deductions	40	(49)[d]	(9)
Interest expense and related charges	(826)	(68)[e]	(894)

Loss before income taxes and equity in earnings	(279)	(426)	(705)
Income tax benefit	92	151 [f]	243
Equity in earnings of unconsolidated subsidiaries (net of tax)	51	4 [g]	55

Net loss/adjusted (non-GAAP) operating loss	(136)	(271)	(407)

[a]

These adjustments total $305 million and represent unrealized mark-to-market net gains on commodity positions, including $280 million in net gains related to the natural gas hedging program and $25 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents debt extinguishment gains.
[d]	Represents reversal of Q3 2011 severance due to judicial stay of CSAPR.
[e]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[f]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[g]	Represents write off of inventory (after tax) at Oncor.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results Fourth Quarter 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,636	37 [a]	1,673
Fuel, purchased power costs and delivery fees	(849)	(47)[a]	(896)
Net gain (loss) from commodity hedging and trading activities	(110)	404 [a]	294
Operating costs	(214)	—	(214)
Depreciation and amortization	(363)	—	(363)
Selling, general and administrative expenses	(191)	—	(191)
Franchise and revenue-based taxes	(33)	—	(33)
Other income	773	(764)[b]	9
Other deductions	(8)	—	(8)
Interest income	2	—	2
Interest expense and related charges	(465)	(335)[c]	(800)

Income (loss) before income taxes and equity in earnings	178	(705)	(527)
Income tax (expense) benefit	(54)	249 [d]	195
Equity in earnings of unconsolidated subsidiaries (net of tax)	37	—	37

Net income/adjusted (non-GAAP) operating loss	161	(456)	(295)

[a]

These adjustments total $394 million and represent unrealized mark-to-market net losses on commodity positions, including $396 million in net losses related to the natural gas hedging program and $2 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains totaling $648 million and a gain on termination of a long-term power sales contract totaling $116 million.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results Full Year 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	7,040	—		7,040
Fuel, purchased power costs and delivery fees	(3,396)	(18)[a]		(3,414)
Net gain from commodity hedging and trading activities	1,011	(40)[a]		971
Operating costs	(924)	—		(924)
Depreciation and amortization	(1,499)	44	[b]	(1,455)
Selling, general and administrative expenses	(742)	—		(742)
Franchise and revenue-based taxes	(96)	—		(96)
Other income	118	(72)[c]		46
Other deductions	(553)	527	[d]	(26)
Interest income	2	—		2
Interest expense and related charges	(4,294)	812	[e]	(3,482)

Loss before income taxes and equity in earnings	(3,333)	1,253		(2,080)
Income tax benefit	1,134	(428)[f]		706
Equity in earnings of unconsolidated subsidiaries (net of tax)	286	4	[g]	290

Net loss/adjusted (non-GAAP) operating loss	(1,913)	829		(1,084)

[a]

These adjustments total $58 million and represent unrealized mark-to-market net gains on commodity positions, including $19 million in net losses related to the natural gas hedging program and $77 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents debt extinguishment gains and a gain related to a counterparty bankruptcy settlement.
[d]	Represents asset impairments due to effects of CSAPR and expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[e]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[f]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the April 2011 TCEH Senior Secured Facilities amendment and extension transaction.

[g]	Represents write off of inventory (after tax) at Oncor.

Table A4: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results Full Year 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	8,235	28	[a]	8,263
Fuel, purchased power costs and delivery fees	(4,371)	(96)[a]		(4,467)
Net gain from commodity hedging and trading activities	2,161	(1,153)[a]		1,008
Operating costs	(837)	—		(837)
Depreciation and amortization	(1,407)	—		(1,407)
Selling, general and administrative expenses	(751)	—		(751)
Franchise and revenue-based taxes	(106)	—		(106)
Impairment of goodwill	(4,100)	4,100		—
Other income	2,051	(1,930)[b]		121
Other deductions	(31)	—		(31)
Interest income	10	—		10
Interest expense and related charges	(3,554)	207	[c]	(3,347)

Loss before income taxes and equity in earnings	(2,700)	1,156		(1,544)
Income tax (expense) benefit	(389)	911	[d]	522
Equity in earnings of unconsolidated subsidiaries (net of tax)	277	—		277

Net loss/adjusted (non-GAAP) operating loss	(2,812)	2,067		(745)

[a]

These adjustments total $1,221 million and represent unrealized mark-to-market net gains on commodity positions, including $1,165 million in net gains related to the natural gas hedging program and $56 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains totaling $1,814 million and a gain on termination of a long-term power sales contract totaling $116 million.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Also includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002 and an $8 million charge resulting from the health care legislation enacted by Congress in March 2010.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments allowable under the EFH senior secured notes indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

Regulated Business	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.